Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

GBTC

Grayscale Bitcoin Trust ETF

As of 01/11/2024

Grayscale pioneered access to Bitcoin through

its launch of Grayscale Bitcoin Trust in 2013 —

the first Bitcoin fund of its kind. On 01/11/2024,

GBTC uplisted to NYSE Arca as Grayscale

Bitcoin Trust ETF, under the same ticker.

GBTC offers investors the following advantages:

Efficient Exposure to Bitcoin

GBTC offers investors access to Bitcoin in the form

of an exchange traded fund, listed on the New York

Stock Exchange. Each share in Grayscale Bitcoin

Trust ETF represents ownership in the Trust, the

sole assets of which are Bitcoin.

Liquidity & Flexiblity

GBTC is the world’s largest spot Bitcoin ETF

with $26B AUM*, holding over 3% of the total

Bitcoin supply**. Shares of GBTC can be bought

and sold continuously during U.S. trading hours.

*Based on AUM as of 12/29/2023

Track the Price of Bitcoin

The spot price of Bitcoin is determined by

market participants across multiple constituent

exchanges. Each constituent exchange is weighted

proportionally to its trailing 24-hour liquidity with

adjustments for price variance and inactivity. The

methodology and data for this price calculation can

be found on coindesk.com/indices/xbx.

Managed by a Crypto Specialist

As GBTC’s sponsor since inception, Grayscale is

one of the only asset managers with a decade of

experience operating a Bitcoin investment vehicle

that is regulated by the U.S. Securities Exchange

Commission.

Investment Objective

Shares (based on BTC per Share) are designed

to reflect the value of BTC held by the Trust,

determined by reference to the Index Price, less

the Trust’s expenses and other liabilities. Bitcoin

is a digital asset that is created and transmitted

through the operations of the peer-to-peer Bitcoin

Network, a decentralized network of computers

that operates on cryptographic protocols. The

Bitcoin Network allows people to exchange tokens

of value, Bitcoins, which are recorded on a public

transaction ledger known as a Blockchain.

Since NYSE Uplisting (%)

1M 3M YTD 1Y 3Y 5Y Since Inception

NAVX X X X X X X

PriceX X X X X X X

IndexX X X X X X X

Since OTC Listing (%)

1M 3M 6M YTD 1Y 3Y 5Y

Since

Inception

NAV11.12% 55.32% 36.87% 148.74% 148.74% 11.05% 57.88% 74.59%

Index11.30% 56.10% 38.24% 153.75% 153.75% 13.27% 61.02% 78.06%

Full History (%)

1M 3M 6M YTD 1Y 3Y 5Y

Since

Inception

NAV11.12% 55.32% 36.87% 148.74% 148.74% 11.05% 57.88% 70.97%

Index11.30% 56.10% 38.24% 153.75% 153.75% 13.27% 61.02% 74.38%

$6,000,000

GBTC NAV XBX Index

$5,000,000

$4,000,000

$3,000,000

$2,000,000

$1,000,000

$0.00

GroJth of Bypothetical $10,000O

(since inception)

9/25/13

9/25/14

9/25/15

9/25/16

9/25/1\

9/25/1c

9/25/19

9/25/20

9/25/21

9/25/22

9/25/23

The cumulative return of the Net Asset Value of GBTC. Chart reflects a hypothetical $10,000 investment net of fund expenses management fees and other expenses.

Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance quoted.

www.grayscale.cominfo@grayscale.com | (212) 668-1427

The world’s largest

Bitcoin ETF

GBTC Fact Sheet

01/11/2024 - Present

Chart performance as of 12/29/2023

**As of 12/29/2023 based on percent of total bitcoin

05/04/2015 - 01/10/2024

09/25/2013 - 01/10/2024

1

Performance as of 12/29/2023

Growth of Hypothetical $10,000

(since inception)

The cumulative return of the Net Asset Value of GBTC. Chart reflects a hypothetical $10,000 investment net of fund expenses management fees and other expenses.

$6,000,000

$5,000,000

$4,000,000

$3,000,000

$2,000,000

$1,000,000

$0.00

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- GBTCNAV --- XBX Index

As of 01/ 11/2024

Fund Details Trading Details Service Providers & Structure

Inception Date: 9/25/2013 Ticker: GBTC Sponsor: Grayscale

Investments, LLC

NYSE Listing Date: 1/11/2024 Bloomberg IOPV GBTC.IV

Ticker: Index Provider: CoinDesk Indices,

Benchmark Index: CoinDesk Bitcoin Inc.

Price Index 2 Index Ticker: XBX

Fund BNY Mellon

Assets Under sXXXXXXXXX CUSIP: 389637109 Administrator:

Management:

ISIN: US3896371099Bitcoin Custodian: Coinbase

Shares xxxxxxxx

Outstanding: Primary Exchange: NYSE

Custody Trust

Company, LLC

Net Asset Value sXXXXXXXX

(NAV):

Bitcoin per Share: XXXXXXXXX 3

Total Bitcoin in xxxxxxxxx

Trust:

Fund Expense 1.50%

Ratio:

Important Disclosure

The Grayscale Bitcoin Trust (BTC) (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund

Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

An investment in the Trust involves risks, including possible loss of principal. The

Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust. Investments in digital assets are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Investments in digital assets are not suitable for an investor that cannot afford loss of the entire investment.

The Trust relies on third party service providers to perform certain functions essential to the affairs of the Trust and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trust.

NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust's Principal Market NAV per Share calculated in accordance with GAAP. Prior to 01/11/2024, Principal Market NAV per Share was

referred to as NAV per Share and NAV per share was referred to as Digital Asset

Holdings per Share. Our definitions and calculations of these non-GAAP measures may not be the same as similar measures reported by other Bitcoin ETFs. Please refer to GBTC's filings with the Securities and Exchange Commission for additional information.

Bitcoin Risk Disclosures

Extreme volatility of trading prices that many digital assets, including Bitcoin,

have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of Grayscale Bitcoin Trust ("GBTC" or the

UT rust") and the shares could lose all or substantially all of their value.

Digital assets represent a new and rapidly evolving industry. The value of GBTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset.

Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset.

www.grayscale.com

Audit: Marcum LLP

Delaware Delaware Trust

Statutory Trustee:Company

Marketing Agent: Foreside Fund

Services, LLC

Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets.

The value of GBTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars.

Because the value of GBTC is correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional.

Prior to 1/11/2024, shares of Grayscale Bitcoin Trust (BTC) (the UT rust") were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and were quoted on the OTCQX® Best Market. The Trust did not have an ongoing share creation and redemption program. Effective as of the open of business on 01/11/2024, the shares of the Trust were listed on to NYSE Arca as an exchange-traded product, the Trust established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form

S-3.

The Trust's investment objective both before and after 01/11/2024 has remained constant, namely to reflect the value of Bitcoin held by the Trust, less the Trust's expenses and other liabilities. However prior to 01/11/2024, the Trust did not meet its investment objective and the Trust's shares traded at both premiums and discounts to such value, which at times were substantial. in part due to the lack of an ongoing redemption program. Furthermore, the Trust's performance prior to 01/11/2024 is based on market-determined prices on the OTCQX, while the Trust's performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust's historical data prior to 01/11/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust's performance following that date. The performance of the Trust before and after

01/11/2024 may differ significantly.

1. Investments in the Trust are speculative investments that involve high degrees of risk including a partial or total loss of invested funds and are not suitable for any investor that cannot afford loss of the entire investment.

2. The CoinDesk Bitcoin Price Index (XBX) provides a USO-denominated reference rate for the spot price of Bitcoin (BTC). The index leverages real-time prices from multiple constituent exchanges to provide a representative spot price

3. The Trust will not generate any income and regularly sells/distributes digital assets to pay for its ongoing expenses. Therefore, the amount of digital assets represented by each share will gradually decline over time.

Foreside Fund Services, LLC is the Marketing Agent of GBTC

info@grayscale.com (212) 668-1427

The Grayscale Bitcoin Trust (BTC) (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.